Exhibit 99.1
PRESS RELEASE
CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600
GENERAL MARITIME COMBINATION
WITH ARLINGTON TANKERS LTD. COMPLETED
NEW YORK, NEW YORK and HAMILTON, BERMUDA — December 16, 2008 — General Maritime Corporation (Historic General Maritime) (NYSE: GMR) today announced that Historic General Maritime and Arlington Tankers Ltd. (Arlington) have completed their combination to form public company to be known as General Maritime Corporation (formerly known as Galileo Holding Corporation). The combined company is expected to commence trading on the NYSE on Wednesday, December 17, 2008 under the symbol GMR.
In accordance with the terms of their merger agreement, Historic General Maritime and Arlington each became wholly-owned subsidiaries of General Maritime. All outstanding shares of both companies were exchanged for shares of General Maritime. Arlington shareholders are entitled to receive one share of General Maritime common stock for each share of Arlington common stock they held immediately prior to the effective time of the combination, and Historic General Maritime shareholders are entitled to receive 1.34 shares of General Maritime common stock for each share of Historic General Maritime common stock they held immediately prior to the effective time of the combination. No fractional shares of General Maritime common stock will be issued in the combination, and shareholders who otherwise would have been entitled to receive fractional shares are entitled to receive a cash payment in lieu of those fractional shares equal to the fractional share interest multiplied by the closing price of a share of General Maritime common stock at the end of regular trading hours on the New York Stock Exchange on Wednesday, December 17, 2008, as that price is reported on the NYSE Composite Transaction Tape.
Existing shareholders holding share certificates of Historic General Maritime or Arlington will receive a mailing in the next few weeks that includes a Letter of Transmittal from BNY Mellon Shareowner Services, who is acting as Exchange Agent. This mailing will contain specific instructions regarding the exchange of shares. Existing shareholders of either company who hold their shares in “street name” need not take any action with respect to the exchange of shares.
About General Maritime Corporation
General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. Historic General Maritime owns a fleet of 23 tankers — twelve Aframax, and eleven Suezmax tankers with a total carrying capacity of approximately 2.9 million dwt, and as a result of General Maritime’s combination with Arlington Tankers Ltd. on December 16, 2008, General Maritime has acquired Arlington’s fleet of eight, modern double-hulled vessels, one of the youngest tanker fleets in the world, with an average vessel age of approximately 5.0 years. The Arlington fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers, all of which are employed on long-term time charters.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in General Maritime’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: the ability to realize the expected benefits of the combination with Arlington to the degree, in the amounts or in the timeframe anticipated; the ability to integrate Arlington’s businesses with those of General Maritime in a timely and cost-efficient manner; and other factors listed from time to time in General Maritime’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2007, and its subsequent reports on Form 10-Q and Form 8-K. General Maritime disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
References to “General Maritime” as used throughout this press release refer to General Maritime Corporation and its affiliates and predecessors, as applicable.